Exhibit 10.2

LIFEWAY FOODS, INC.

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this "Agreement") is made and entered into effective as of December 23, 2024 (the "Effective Date"), by and between Julie Smolyansky ("Executive") and Lifeway Foods, Inc., an Illinois corporation (the "Company").

The Board of Directors of the Company (the "Board") recognizes Executive's contributions to the Company and, to encourage and incentivize Executive to remain employed by the Company, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with a retention bonus pursuant to the terms set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1. Definition of Terms.

(a) “Employment Agreement” shall mean the Amended and Restated Employment Agreement, dated as of December 23, 2024, by and between the Company and Executive, as it may be amended from time to time.

(b) "Termination Date" shall mean Executive's "separation from service" within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(c) Defined Terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

2. Retention Bonus. Subject to the Repayment Obligation set forth in Section 3, the Company will pay Executive a cash retention bonus of Two Million Dollars ($2,000,000) (the "Retention Bonus"), subject to all applicable withholdings and deductions required by law or pursuant to Company policy, not later than four (4) business days following the Effective Date.

3. Repayment. In the event that Executive terminates her employment with the Company without Good Reason prior to the second anniversary of the Effective Date, Executive will be required to repay, and hereby agrees to repay, to the Company (or a designated affiliate) the Retention Bonus on the Termination Date (with such repayment amount determined based on the Retention Bonus net of applicable withholdings and deductions) (the "Repayment Obligation"). Subject to Executive's continued employment with the Company, the Repayment Obligation shall terminate with respect to 12.5% of the Retention Bonus on each three (3)-month anniversary of the Effective Date. For the avoidance of doubt, the Repayment Obligation shall not apply in the event of termination by the Company.

4. Discretion. The the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or, the full Board of Directors if no Compensation Committee is constituted, is responsible for the general administration of the Retention Bonus and shall have all powers and duties necessary to fulfill these responsibilities, including, but not limited to, the full discretionary authority to interpret, administer and apply the terms of this Agreement, including the Repayment Obligation. The validity of any such interpretation, construction, decision, or finding of fact made prior to a Change in Control shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious; the de novo standard of review shall apply with respect to any interpretation, construction, decision, or finding of fact made after a Change in Control.

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5. Employment. The Company and Executive acknowledge that the terms of the Executive's employment are governed by the Employment Agreement, as it may be amended from time to time. The Company reserves the right to terminate Employee's employment at any time in accordance with the Employment Agreement.

6. Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits under this Agreement shall be either:

(a) delivered in full or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. In the event that a reduction is required, the reduction shall be applied first to any unpaid benefits that are not subject to Section 409A of the Code, and then shall be applied to unpaid benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

7. Section 409A; Delayed Commencement of Benefits. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code ("Section 409A"), and this Agreement shall be administered accordingly. In the event that any changes to this Agreement or any additional terms are required to ensure that a payment is either exempt from or complies with Section 409A so that the penalty taxes under Section 409A(a)(1)(B) are not applied, Executive hereby agrees that the Company may make such change or incorporate such terms (by reference or otherwise) without Executive's consent. Each payment contemplated by this Agreement will be treated as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.

8. Successors.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's rights and obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive's Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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9. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

(b) Notice of Termination. Any termination by the Executive of her employment by the Company with Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with the Employment Agreement. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights hereunder.

10. Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Chicago, Illinois, except that any alleged breach of Executive's confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

11. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Integration. This Agreement and the Employment Agreement supersede and replace any prior agreements, representation or understandings, whether written, oral, express or implied, between Executive and the Company, and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Illinois.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	LIFEWAY FOODS, INC. By: /s/ Eric Hanson Name: Eric Hanson Title: Chief Financial Officer
EXECUTIVE:	Signature: /s/ Julie Smolyansky Printed Name: Julie Smolyansky Title: Chief Executive Officer

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